FOR IMMEDIATE RELEASE                                                News

December 30, 2004                                   Nasdaq SmallCap - GTIM

GOOD TIMES RESTAURANTS AGREES TO SELL SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

GOLDEN, CO - (Nasdaq: GTIM) Good Times Restaurants Inc. announced today that it has entered into agreements to sell to certain accredited investors in a private placement a total of 1,240,000 shares of new Series B Convertible Preferred Stock for $2.50 per share, in exchange for cash in the total amount of $2,950,000 and advice and assistance services with respect to the sale of 1,000,000 of the preferred shares, which services were valued at $150,000.  The Bailey Company, LLLP, a significant stockholder of Good Times since 1996, has agreed to purchase 180,000 of the preferred shares.

The shares of preferred stock will be convertible at the option of the holders into a total of 1,240,000 shares of common stock, subject to certain antidilution provisions.  Good Times currently has 2,343,732 shares of common stock outstanding.  The preferred shares will accrue dividends at the rate of 6% per annum beginning on the first anniversary of the issuance of the shares, and will be subject to certain mandatory redemption provisions and transfer restrictions.

Completion of the private placement is subject to approval by the stockholders of Good Times.  The private placement is currently expected to close in early February 2005.  Good Times intends to use the net proceeds of the private placement primarily to fund its current plans to develop additional company-owned Good Times Burgers & Frozen Custard restaurants in Colorado and to refurbish existing restaurants.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.  This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

The shares of preferred stock and the shares of common stock issuable upon conversion of the preferred stock have not been registered under the Securities Act of 1933 or any state securities laws and were offered only to accredited investors in reliance on Rule 506 of Regulation D under the Securities Act of 1933.  Unless so registered, the shares of preferred stock and the shares of common stock issued upon conversion of the preferred stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of federal securities laws.  The word "expect" and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause Good Times' actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the pending nature of the announced financing transaction and the ability to complete the transaction, the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the "Risk Factors" section of Good Times' Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440